As filed with the Securities and Exchange Commission on November 3, 2014

Registration No. 333-128938

Registration No. 333-192020

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1

to

FORM S-3

REGISTRATION STATEMENT NO. 333-128938

FORM S-3

REGISTRATION STATEMENT NO. 333-192020

Under

THE SECURITIES ACT OF 1933

INTERMOUNTAIN COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

IDAHO	82-0499463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

414 Church Street, Sandpoint, Idaho 83864 (208) 263-0505

(Address, including Zip Code, and telephone number, including area code, of registrant’s principal executive offices)

MELANIE J. DRESSEL

1301 A Street

Tacoma, WA 98402

(253) 305-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) of Intermountain Community Bancorp, an Idaho corporation (“Intermountain”), relates to the following Registration Statements (collectively, the “Registration Statements”) on Form S-3 filed by Intermountain with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-128938, which was filed with the Commission on October 11, 2005, pertaining to the registration of up to 705,882 shares of Intermountain common stock to be issued at $17.00 per share; and

•	Registration Statement No. 333-192020, which was filed with the Commission on October 31, 2013 and amended on December 12, 2013, relating to the following securities of Intermountain:

•	Up to 1,405,408 Shares of Common Stock in amounts, at prices and on terms determined by the selling securityholders at the time of offering;

•	Warrants to Purchase 170,000 Shares of Non-Voting Common Stock at an exercise price of $10.00 per share (and such underlying shares of Non-Voting Common Stock);

•	Up to 3,839,688 Shares of Non-Voting Common Stock; and

•	Up to 4,009,688 Shares of Common Stock Underlying the Non-Voting Common Stock

Intermountain is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Intermountain pursuant to the above referenced Registration Statements.

On November 1, 2014, Intermountain completed its previously announced merger with Columbia Banking System, Inc., a Washington corporation (“Columbia”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated July 23, 2014, between Intermountain and Columbia. Pursuant to the Merger Agreement, Intermountain merged with and into Columbia (the “Merger”), with Columbia as the surviving corporation in the Merger. At the effective time of the Merger, (i) each outstanding share of Intermountain common stock (other than shares with respect to which appraisal rights have been properly demanded in accordance with Title 30, Chapter 1, Part 13 of the Idaho Business Corporation Act) was converted into the right to receive the Merger Consideration, as such term is defined in the Merger Agreement, in accordance with the Merger Agreement.

As a result of the Merger, Intermountain has terminated any and all offerings of Intermountain’s securities pursuant to the Registration Statements. Accordingly, Intermountain hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made in each of the Registration Statements, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on November 3, 2014.

Columbia Banking System, Inc., as successor to
Intermountain Community Bancorp

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.